UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 16, 2024 (August 15, 2024)

TRONOX HOLDINGS PLC
(Exact Name of Registrant as Specified in Its Charter)

England and Wales	001-35573	98-1467236
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

263 Tresser Boulevard, Suite 1100 Stamford, Connecticut 06901	Laporte Road, Stallingborough Grimsby, North East Lincolnshire, DN40 2PR, UK

(Address of Principal Executive Offices) (Zip Code)
(203) 705-3800
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Ordinary shares, par value $0.01 per share	TROX	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement

2024 Refinancing Revolving Facility

On August 15, 2024, Tronox Finance LLC (the “Borrower”), an indirect subsidiary of Tronox Holdings plc (the “Company”), together with the Company and certain of the Company’s subsidiaries, entered into Amendment No. 5 (the “Amendment”) to the Credit Agreement (as defined below) with the revolving lenders party thereto and HSBC Bank USA, National Association, as Administrative Agent and Collateral Agent. The Amendment provides for a $350,000,000 replacement revolving loan facility (the “New Revolving Facility” and the loans thereunder, the “New Revolving Loans”), which New Revolving Facility refinances and replaces the Borrower’s existing $350,000,000 revolving loan facility (the “Existing Revolving Facility”) under its Amended and Restated First Lien Credit Agreement, dated as of March 11, 2021 (as amended through the date hereof, the “Credit Agreement”) among the Borrower, the Company, certain of the Company’s subsidiaries, the lenders party thereto from time to time and HSBC Bank USA, National Association, as Administrative Agent and Collateral Agent.

The obligations of the Borrower under the New Revolving Facility are guaranteed and secured by the same guarantees and liens under the Credit Agreement prior to the effectiveness of the Amendment. The New Revolving Loans are a separate class of loans under the Credit Agreement.

The maturity date of the New Revolving Loans will occur on the earlier of (x) August 15, 2029 and (y) the Springing Maturity Date. The Springing Maturity Date is defined under the Credit Agreement as the earlier of the date that is 91 days prior to (w) the scheduled maturity date of the Borrower’s 2028 term loans if on such date the outstanding amount of 2028 term loans is greater than $200,000,000, (x) the scheduled maturity date of the Borrower’s 2029 term loans if on such date the outstanding amount of 2029 term loans is greater than $200,000,000, (y) the stated maturity date of the Senior Unsecured 2029 Notes (as defined in the Credit Agreement) if on such date the aggregate outstanding principal amount of the Senior Unsecured 2029 Notes is greater than $200,000,000, and (z) the stated maturity date of certain debt-for-borrowed money (excluding debt issued under the Borrower’s inside maturity date basket and certain other debt baskets under the Credit Agreement) incurred after the date of the Amendment if on such date the aggregate outstanding principal amount of such debt-for-borrowed money is greater than $200,000,000.

The New Revolving Loans shall bear interest, at the Borrower’s option, at either the base rate or the SOFR rate, in each case plus an applicable margin. The applicable margin in respect of the New Revolving Loans shall be determined based on the Borrower’s first lien net leverage ratio as of the then most recently ended fiscal quarter and shall range from 1.25% to 0.75% per annum for base rate loans or 2.25% to 1.75% per annum for SOFR rate loans.

The New Revolving Facility contains substantially the same negative covenants applicable to the Existing Revolving Facility, which covenants, subject to certain limitations, thresholds and exceptions, limit the Company and its restricted subsidiaries to (among other restrictions): incur indebtedness; grant liens; pay dividends and make subsidiary and certain other distributions; sell assets; make investments; enter into transactions with affiliates; and make certain modifications to material documents (including organizational documents). The New Revolving Facility contains the same springing financial covenant that was applicable to the Existing Revolving Facility. The New Revolving Facility also contains substantially the same representations and warranties, affirmative covenants and events of default applicable to the Existing Revolving Facility. If an event of default occurs under the New Revolving Facility, then a majority of the lenders acting through the administrative agent, may (a) declare the New Term Loans (and all other loans) to be immediately due and payable and/or (b) foreclose on the collateral securing the obligations under the Credit Agreement.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description
10.1
Amendment No. 5 to Amended and Restated First Lien Credit Agreement, dated as of August 15, 2024, with the revolving lenders party thereto and HSBC Bank USA, National Association, as administrative agent and collateral agent.

104	Inline XBRL for the cover page of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRONOX HOLDINGS PLC

Date: August 16, 2024	By:	/s/ Jeffrey Neuman
		Name:	Jeffrey Neuman
		Title:	Senior Vice President, General Counsel and Secretary